1st stREIT Office Inc. - 1-A/A

Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering on Form 1-A of 1st stREIT Office Inc. relating to our audits of the financial statements (enumerated items 1 and 2 below) and to the reference to our firm under the heading “Experts” in such Regulation A Offering on Form 1-A.

1.	Report dated March 13, 2017 related to our audit of the balance sheet of 1st stREIT Office Inc. as of December 31, 2016.

2.	Report dated June 12, 2017 related to our audits of the statements of revenues and certain expenses of Laumeier Properties for the years ended December 31, 2016 and 2015.

Los Angeles, California

August 31, 2017